Exhibit 23.3

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 14, 2024, with respect to the financial statements of Permian Highway Pipeline LLC, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

March 13, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.